ASSIGNMENT AND ASSUMPTION OF LEASE, LANDLORD'S CONSENT AND FIRST AMENDMENT OF LEASE
THIS ASSIGNMENT AND ASSUMPTION OF LEASE, LANDLORD'S CONSENT AND FIRST AMENDMENT OF LEASE ("Agreement") is made and entered into as of the 30th day of April, 2019 ("Effective Date"), by and among 8X8, INC., a Delaware corporation ("Assignor") Roku Inc., a Delaware corporation ("Assignee"), and CAP Phase I, LLC, a Delaware limited liability company ("Landlord").
R E C I T A L S
A.    Landlord, as landlord, and Assignor, as tenant, are parties to that certain Coleman Highline Office Lease, dated as of January 23, 2018 ("Lease"), pursuant to which Landlord is leasing to Assignor that certain five (5) story building located at 1143 Coleman Avenue, San Jose, California, commonly known as Building 1, consisting of 162,557 rentable square feet of space, as more particularly described in the Lease (the "Premises"), and situated within that certain commercial development commonly known as "Coleman Highline" (the "Project"). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for them in the Lease.
B.    Assignee currently leases space within the Project pursuant to that certain (a) Office Lease, dated August 1, 2018, by and between Landlord, as landlord, and Assignee, as tenant, as amended by that certain Coleman Highline First Amendment to Office Lease, dated November 6, 2018 (collectively, the "Building 2 Lease"), for the lease of that certain six (6) story building located at 1155 Coleman Avenue, San Jose, California ("Building 2"), as more particularly described in the Building 2 Lease, and (b) Office Lease, dated August 1, 2018, by and between CAP OZ 34, LLC, a Delaware limited liability company ("CAP OZ"), an affiliate of Landlord, as landlord, and Assignee, as tenant, as amended by that certain First Amendment to Office Lease, dated November 14, 2018 (collectively, the "Buildings 3, 4 and A2 Lease"), for the lease of that certain (i) six (6) story building located (or to be located) at 1173 Coleman Avenue, San Jose, California ("Building 3"), (ii) five (5) story building located (or to be located) at 1167 Coleman Avenue, San Jose, California ("Building 4"), and (iii) three (3) story amenities building located (or to be located) at 1161 Coleman Avenue, San Jose, California ("Building A2"), as more particularly described in the Buildings 3, 4, and A2 Lease.
C.    Assignor desires to assign all of its right, title and interest in the Lease to Assignee, and Assignee desires to accept such assignment and assume the obligations of Tenant under the Lease, effective as of the Assignment Date (as hereinafter defined) and subject to the terms and conditions of this Agreement. Assignor and Assignee further desire that Landlord consent to such assignment, and Landlord has agreed to consent to such assignment, subject to the terms and conditions hereinafter set forth.
D.    Landlord, Assignor and Assignee now desire to enter into this Agreement.

A G R E E M E N T
NOW, THEREFORE, in consideration of the foregoing Recitals (which are hereby incorporated herein by this reference), the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Defined Terms.
As used in this Agreement, the following capitalized terms have the following meanings:
1.1.    "Assignment Date" means the Effective Date.
1.2.    "Delivery Condition" means clear of all personal property of Assignor, broom clean, free of debris and otherwise in the "AS IS" "WHERE IS" existing condition as of the date of this Assignment with no representations or warranties whatsoever by Assignor as to the physical, legal or any other condition of the Premises except as may be expressly set forth herein.
1.3.    "Assignor Obligations" means, collectively, (a) the obligation of Assignor to pay to Landlord the Base Rent payable under the Lease for the period from the Assignment Date through December 31, 2020, as more particularly described in Section 3.1 of this Agreement below, (b) the obligation of Assignor to pay Tenant's Share of Direct Expenses to Landlord for the period from the Assignment Date through December 31, 2020, at the times and in the manner Base Rent and Tenant's Share of Direct Expenses are required to be paid pursuant to the terms of the Lease, subject to reimbursement by Assignee of such Base Rent and Tenant's Share of Direct Expenses as described in Section 3.1 below.
1.4.    "Release Date" means January 1, 2022, subject to Section 4 below.
All initial capitalized but undefined terms used herein shall have the same meaning as ascribed to such terms in the Lease, as hereby amended.
2.    Assignment of Lease and Assumption of Obligations; Landlord's Consent.
2.1.    Assignment and Assumption. Assignor hereby grants, conveys and assigns to Assignee, effective as of the Assignment Date, all of Assignor's right, title and interest in and to the Lease, and Assignee hereby accepts such assignment and assumes from Assignor, all obligations and liabilities of the "Tenant" under the Lease that accrue following the Assignment Date; provided, however, that, as between Assignor and Assignee, the foregoing shall not be deemed or construed as relieving Assignor of its obligation to perform the Assignor Obligations as required by this Agreement. Such assignment and assumption is made upon, and is subject to, all of the terms, conditions and provisions of this Agreement. Assignor hereby assigns to Assignee, and Assignee hereby accepts such assignment. From and after the Assignment Date, all references in the Lease to "Tenant" shall be deemed to refer to Assignee. Notwithstanding such assignment, but subject to Section 3.1 below, prior to the Release Date, Assignor shall remain jointly and severally liable with Assignee under the Lease (as amended hereby) for the payment of rents and the performance of all obligations notwithstanding the assignment of the interest of "Tenant" thereunder to Assignee as contemplated hereby; provided, however, Assignor is not liable for the Base Rent Increase (as that term is defined in Section 14.4 below). In the event of any default of Assignee under the Lease prior to or on the Release Date, but subject to Section 3.1 below, Landlord may proceed directly against Assignee, Assignor, any guarantors or anyone else liable under the Lease without first exhausting Landlord's remedies against any other person or entity liable thereon to Landlord. Notwithstanding the foregoing, any act or omission of Assignor or Assignee or anyone claiming under or through Assignor or Assignee that violates any of the provisions of the Lease prior to the Release Date shall be deemed a violation of the Lease by Assignor or Assignee, respectively.
2.2    Landlord's Consent. Subject to the terms and conditions of this Agreement, Landlord (i) consents to the assignment and assumption of the interest of Tenant under the Lease, as contemplated by this Agreement and (ii) waives its rights to recapture the Premises with respect to the assignment set forth in this Agreement. Such consent and this Agreement shall not be construed to: (a) modify, waive, release or otherwise affect any of the terms, covenants, conditions, provisions or agreements of the Lease, except as expressly set forth in this Agreement; (b) waive any rights of Landlord under the Lease, including Landlord's recapture rights, except as expressly set forth in this Agreement; (c) enlarge or increase the obligations of Landlord under the Lease, except as expressly set forth in this Agreement, if at all; (d) enlarge or increase Assignee's rights and benefits in excess of the rights and benefits applicable to the "Tenant" under the Lease, except as expressly set forth in this Agreement; or (e) be a consent by Landlord to any further assignment, sublease, pledge or other transfer of the Lease, the Premises or any portion thereof, or any rights or interests therein, by Assignee (all to the extent Landlord's consent thereto is required pursuant to the terms of the Lease, as amended hereby). Notwithstanding the foregoing, Landlord may consent to subsequent sublettings and assignments of the Lease without notifying Assignor or anyone else liable under the Lease and without obtaining their consent and such action shall not relieve such persons from liability, but shall not under any circumstances increase the obligations or liabilities of Assignor under the Lease.
2.2.    No Assignor Liability for Certain Lease Obligations. Notwithstanding anything to the contrary in this Agreement, Landlord. Assignee and Assignor agree that, other than those obligations of Assignor expressly provided in this Agreement that arise prior to the Release Date, Assignor shall not be liable nor responsible for any obligations under the Lease above and beyond those set forth in the Lease as of the Effective Date, including, without limitation, the Base Rent Increase.
3.    Assumption of Certain Obligations.
3.1.    Assignor Payment Period. During the period from the Assignment Date and continuing through and including December 31, 2020 (the "Assignor Payment Period"), as between Assignor and Assignee, Assignor shall be solely responsible for the Assignor Obligations, and Assignee shall be responsible for the performance of all other obligations under the Lease that arise or accrue with respect to such period, including the cost of utility services, janitorial services and similar services consumed at or supplied to the Premises, and Assignee shall pay the same directly to the applicable utility or service provider. During the Assignor Payment Period, Assignor shall have the benefit of any accelerated free or abated Base Rent under the Lease. During the Assignor Payment Period only, Assignor shall be primarily liable for the performance of the Assignor Obligations, and, in the event of a default by Assignor in the performance of the Assignor Obligations, Landlord shall first proceed directly against Assignor in seeking to enforce Landlord's remedies under the Lease with respect to the performance of such Assignor Obligations, including applying the proceeds of the "Assignor L-C" (as that term is defined in Section 9.1 below), prior to proceeding against Assignee in seeking to enforce Landlord's remedies under the Lease. Subject to this Section 3.1 above, Landlord shall accept such payments of Base Rent and Tenant's Share of Direct Expenses by Assignor in satisfaction of the obligation of the "Tenant" under the Lease to pay Base Rent and Tenant's Share of Direct Expenses.
3.2.    Reimbursement by Assignee. Following the expiration of the Assignor Payment Period, within ten (10) days following receipt of reasonable supporting documentation, Assignee shall reimburse Assignor for (i) the full amount of Base Rent (without interest) actually paid by Assignor to Landlord (estimated to be $4,750,000) pursuant to Section 3.1 above and attributable to the period from April 1, 2020 through December 31, 2020, which reimbursed amount shall be reduced by $461,496 to offset the portion of the Tenant Improvement Allowance (as that term is defined in the Tenant Work Letter attached to the Lease as Exhibit B) that has been disbursed by Landlord to Assignor prior to the Assignment Date, and (ii) Tenant's Share of Direct Expenses (without interest) actually paid by Assignor to Landlord (estimated to be $2,200,000) pursuant to Section 3.1 above and attributable to the period from November 1, 2019 through December 31, 2020.
3.3.    Remainder of Lease Term. During the period from January 1, 2021 and continuing thereafter throughout the remainder of the Lease Term, as between Assignor and Assignee, Assignee shall be solely responsible for the performance of all obligations that arise or accrue under the Lease with respect to such period, including, without limitation, the payment of the Base Rent Increase. Following the Release Date and continuing thereafter throughout the remainder of the Lease Term, Assignor shall be released in accordance with Section 4 below, and Assignee shall remain solely responsible for the performance of all obligations that arise or accrue under the Lease with respect to such period.
4.    Release.
4.1.    In General. Notwithstanding this Agreement or Landlord's consent under Section 2.2 above or any provision to the contrary contained in the Lease or this Agreement, as between Landlord and Assignor, except with respect to Assignor's performance of its obligations set forth in the Lease that arise or accrue prior to the Release Date and are intended to survive the termination of the Lease, including, without limitation, Assignor's indemnity obligations related to Assignor's actions that arose or accrued prior to the Release Date, and except as provided in Sections 3.1, 4, and 9 hereof, and conditioned upon the satisfaction of all of the Release Conditions as of the Release Date:
(a)    As between Landlord and Assignor, Landlord and Assignor shall, as of the Release Date, be fully and unconditionally released and discharged from their respective obligations arising on and after the Release Date from or connected with the provisions of the Lease, specifically including, without limitation, (i) any right Assignor may have to audit or review Landlord's books or records or to contest any "Direct Expenses" as that term is defined in the Lease, billed to Assignor under the Lease, and (ii) any restoration and removal requirements set forth in the Lease, and Assignee hereby acknowledges the release and discharge of Assignor pursuant to this Section 4.1(a); and
(b)    As between Landlord and Assignor, this Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that may arise out of or in connection with the obligations of Landlord and Assignor under the Lease on and after the Release Date.
Each of Landlord and Assignor expressly waive the provisions of California Civil Code Section 1542, which provides:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."
Each of Landlord and Assignor acknowledges that it has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.
4.2.    Limitation on Release. Notwithstanding anything to the contrary set forth in this Section 4, above, in no event shall anything set forth in this Section 4 constitute a release or discharge of Assignor from Assignor's obligation for the payment of rents and for the performance of all other obligations of Assignor under the Lease to the extent attributable to the period ending at 11:59 p.m. of the day immediately preceding the Release Date including, without limitation, the payment of reconciliation of Tenant's Share of Direct Expenses (provided that Landlord shall be obligated to provide a "Statement" for the applicable "Expense Year", as those terms are defined in Section 4.4.1 of the Lease, pursuant to the terms of the Lease in connection with such reconciliation), and any liability arising on or before the Release Date related to Assignee or Assignor's use, occupancy or control of the Premises during the term of the Lease prior to the Release Date, and Landlord shall have all the rights and remedies with respect to such obligations as set forth in the Lease; provided, however, in connection with any claims for which Assignee is liable pursuant to the terms of this Agreement, for the period commencing on January 1, 2021 to and until the Release Date, Landlord agrees to seek recourse and exhaust remedies first against Assignee before proceeding against Assignor.
4.3.    Release Conditions. "Release Conditions" shall mean: (i) Landlord's receipt from Assignor, on or before the Release Date, of an amount equal to $800,000, which amount is being paid to Landlord in consideration for the agreement to release Assignor from liability, (ii) performance by Assignor and Assignee of all obligations under the Lease (as hereby amended) arising or accruing prior to the Release Date, (iii) there has been no "Material Reduction in Assignee’s Revenues" (defined below), (iv) neither Assignor or Assignee has filed a voluntary petition under the Bankruptcy Code, (v) an involuntary petition has not been filed against Assignor or Assignee under the Bankruptcy Code, (vi) the Lease has not been rejected or deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Assignor or Assignee under the Bankruptcy Code, or the filing of an involuntary petition against Assignor or Assignee under the Bankruptcy Code, (vii) Assignee has completed construction of the Tenant Improvements (though the requirement in this subsection (vii) shall be deemed automatically deleted and of no further force or effect if Assignee and Landlord further extend the outside date for use of the Tenant Improvement Allowance beyond the date set forth in Section 10.1 below), and (viii) the "Assignee L-C" has been transferred to Landlord as "Beneficiary" or a new Assignee L‑C has been issued to Landlord as "Beneficiary" pursuant to Section 9.2 below. If the Release Conditions are not satisfied as of January 1, 2022, then Assignee shall not be released from liability under the Lease, as amended, and the "Release Date" shall not occur, unless and until all of the Release Conditions have been satisfied. The phrase "Material Reduction in Assignee's Revenues" as used in subsection (iii) above shall mean Assignee's total net revenue on a trailing twelve (12) month basis as of June 30, 2021, is less than fifty percent (50%) of Assignee's total net revenue on a trailing twelve (12) month basis as of June 30, 2019.
5.    Delivery of Premises.
5.1.    On the Assignment Date, Assignor shall deliver the Premises to Assignee in the Delivery Condition; provided that, during the Assignor Payment Period, Assignee shall have only supervised access to the Premises. To the extent that Assignee desires to have supervised access during the Assignor Payment Period, Assignee shall first (i) provide to Assignor certificates of insurance evidencing that Assignee has obtained the property and liability insurance required of the "Tenant" under the Lease, naming Assignor as additional insured, (ii) have provided to Assignor the Assignee L-C, and (iii) not be in default in any of its obligations under this Agreement beyond any applicable notice and cure period. Commencing on January 1, 2021 and continuing for the remainder of the Lease Term, Assignee shall have exclusive possession of the Premises.
5.2.    On or prior to the Assignment Date, Assignee and Assignor agree and acknowledge that Assignee has had access to the Premises to allow Assignee to undertake its own due diligence, at its own cost and expense, relative to the physical, legal and environmental condition of the Premises, and Assignee has completed such investigations to its own satisfaction.
6.    Certifications and Estoppel.
6.1.    Assignor hereby certifies to Assignee and Landlord, as of the Assignment Date, that:
(a)    The Lease has not been supplemented, amended or modified.
(b)    The copy of the Lease provided to Assignee by Assignor via electronic mail on April 26, 2019 sent by James M. Rishwain, Jr. is a true and complete copy of the Lease.

(c)    The Lease is in full force and effect, Assignor's rights and interests under the Lease are free of any liens, charges and encumbrances created by Assignor, and Assignor has not heretofore assigned, sublet or otherwise transferred its interest in the Lease.
(d)    To Assignor's actual knowledge, Assignor has fully performed all covenants and obligations under the Lease and has not done or permitted any acts in violation of the covenants contained in the Lease.
(e)    To Assignor's actual knowledge, Landlord (A) has fully performed all the covenants and obligations on its part to be performed and observed under the Lease and (B) Landlord has not done or permitted any act or acts in violation of any of the covenants, provisions or terms of the Lease.
Assignor acknowledges that Landlord and Assignee will be relying on the certifications made in this Section 6.1 in agreeing to the assignment contemplated in this Agreement. In no event shall the certifications made by Assignor in this Section 6.1 subject Assignor to any liability whatsoever (other than to create an estoppel, subject to the conditions herein), despite the negligent or otherwise inadvertent failure of Assignor to disclose correct or relevant information.
6.2.    Landlord hereby certifies to Assignor and Assignee, as of the Assignment Date, that:
(a)    The Lease has not been supplemented, amended or modified.
(b)    The copy of the Lease provided to Assignee by Assignor via electronic mail on April 26, 2019 sent by James M. Rishwain, Jr. is a true and complete copy of the Lease.
(c)    The Lease is in full force and effect.
(d)    To Landlord's actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.
(e)    To Landlord's actual knowledge, all conditions of the Lease to be performed by Assignor necessary to the enforceability of the Lease have been satisfied and Assignor is not in default thereunder.
(f)    To Landlord's actual knowledge, there are no existing defenses or offsets, or, to Landlord's knowledge, claims or any basis for a claim, that Assignor has against Landlord, or Landlord has against Assignor.
Landlord acknowledges that Assignee will be relying on the certifications made in this Section 6.2 in agreeing to the assignment contemplated in this Agreement. In no event shall the certifications made by Landlord in this Section 6.2 subject Landlord to any liability whatsoever (other than to create an estoppel, subject to the conditions herein), despite the negligent or otherwise inadvertent failure of Landlord to disclose correct or relevant information.

6.3.    Following the execution of this Assignment by Assignor and Assignee, Assignor shall not, without the prior written consent of Assignee (which consent may be granted or withheld in Assignee's sole and absolute discretion), take any action, or omit to take any action, which will render any representation or warranty set forth herein inaccurate, and shall notify Assignee in writing, within three (3) business days of Assignor's learning thereof from time to time, of any fact or circumstance that renders any such representation or warranty inaccurate. Without limiting the generality of the foregoing, Assignor shall not, without Assignee's prior written consent (which consent may be granted or withheld in Assignee's sole and absolute discretion), supplement, amend or otherwise modify the Lease or enter into any agreement or contract which affects the Premises.
6.4.    Assignee acknowledges that, except for the representations and warranties expressly set forth in this Section 6, Assignor and Landlord have made no representations or warranties, express or implied, with respect to the Lease or the Premises and Assignee accepts the Lease and the Premises in its AS IS WHERE AS existing condition relying entirely on its own due diligence.
7.    Assignor's Right to Perform.
Assignee acknowledges and agrees that Assignor is not released from liability under the Lease notwithstanding this Assignment, subject to Section 4 above, until the Release Date. All covenants and agreements to be performed by Assignee under the Lease shall be performed at Assignee's sole cost and expense and without any abatement of rent or right of set-off, except as otherwise expressly set forth in the Lease. Prior to the Release Date, if Assignee fails to pay any sum of money, other than rent payable to Landlord during the Assignor Payment Period, or fails to perform any other act on its part to be performed under the Lease, and the failure continues beyond any applicable notice and grace period set forth in the Lease, then, in addition to any other available remedies, Assignor may, upon three (3) days' prior written notice to Assignee, at its election make the payment or perform the other act on Assignee's part and Assignee hereby grants Assignor the right to enter onto the Premises in order to carry out such performance subject to and in compliance with the provisions of the Lease. Assignor's election to make the payment or perform the act on Assignee's part shall not give rise to any responsibility of Assignor to continue making the same or similar payments or performing the same or similar acts nor shall Assignor be responsible to Assignee for any damage caused to Assignee as the result of such performance by Assignor. Assignee shall, promptly upon demand by Assignor, reimburse Assignor for all sums paid by Assignor and all necessary incidental costs, together with interest at the per annum rate of 10% not to exceed the maximum rate permitted by law from the date of the payment by Assignor.
8.    Indemnification.
8.1.    Subject to Section 4 above, recognizing that Assignor is not released from liability under the Lease until the Release Date, Assignee hereby agrees to indemnify, protect, defend and hold Assignor harmless for, from and against any and all claims, damages, losses, liabilities, demands, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising from (a) any actual failure of Assignee to perform any of its duties or obligations under the Lease or this Agreement accruing from and after the Assignment Date, except to the extent such failure results or arises from the failure of Assignor to perform the Assignor Obligations or any of Assignor's express obligations set forth in this Agreement, (b)  any actual claims by third parties occasioned by (1) any injuries to any person or damage to, or theft or loss of, property occurring in or about the Premises from and after the Assignment Date, or (2) any actual breach by Assignee of the obligations of "Tenant" under the Lease accruing from and after the Assignment Date, and (c) any increased liabilities, obligations or responsibilities over and above the obligations existing under the Lease as of the Effective Date that are created by Landlord and Assignee under the Lease, except to the extent such failure results or arises from the failure of Assignor to perform the Assignor Obligations or any of Assignor's express obligations set forth in this Agreement. In case any action or proceeding is brought against Assignor and such claim is a claim from which Assignee is obligated to indemnify Assignor pursuant to this Section 8.1, Assignee, upon notice from Assignor, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Assignor) at Assignee's expense.
8.2.    Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless for, from and against any and all claims, damages, losses, liability, demands, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising from (a) any actual failure of Assignor to perform any of its duties or obligations under the Lease accruing prior to the Assignment Date, (b) any actual failure of Assignor to perform the Assignor Obligations or any of Assignor's express obligations set forth in this Agreement, (c) any breach of the representations and warranties set forth in Section 6.1 of this Agreement above or Section 10 below, (d) any actual claims by third parties occasioned by (1) any injuries to any person or damage to, or theft or loss of, property occurring in or about the Premises prior to the Assignment Date, except to the extent resulting from the acts or omissions of Assignee or its agents, employees or contractors, or (2) any actual breach by Assignee of the obligations of "Tenant" under the Lease accruing prior to the Assignment Date. In case any action or proceeding is brought against Assignee and such claim is a claim from which Assignor is obligated to indemnify Assignee pursuant to this Section 8.2, Assignor, upon notice from Assignee, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Assignee) at Assignor's expense.
9.    Letters of Credit.
9.1.    Assignor's Letter of Credit. The parties (including Landlord) agree that Article 21 of the Lease governs the securitization required by the Lease and the parties (including Landlord) acknowledge and agree that Assignor has provided a letter of credit meeting the requirements of said Article 21 to Landlord as a security deposit under the Lease (the "Assignor L-C"). Notwithstanding the assignment of the interest of "Tenant" under the Lease to Assignee as contemplated by this Agreement, from and after the Assignment Date and continuing through the date that is ten (10) days following the Release Date, (i) Assignor shall continue to maintain the Assignor L-C meeting the requirements of said Article 21 of the Lease, and shall continue to be bound by all of the terms of said Article 21 of the Lease, and (ii) Landlord shall continue to have the right to draw on the Assignor L-C as and when permitted pursuant to said Article 21 of the Lease. Landlord agrees that upon the date which is on or before the date which is one hundred (100) days following the Release Date, Landlord shall return the original Assignor L-C to Assignor and thereafter shall rely on the Assignee L-C as the securitization for the Lease as required by

Section 21 of the Lease. Notwithstanding the terms of the Lease, the "First Reduction Date" shall be one hundred (100) days after the later of (a) the date the Assignee L-C has been transferred to Landlord as "Beneficiary" pursuant to Section 9.2 below and (b) January 1, 2021. In addition, "First L-C Reduction Condition" shall mean the satisfaction of all of the following: (1) performance by Assignor and Assignee of all obligations under the Lease (as hereby amended) arising or accruing prior to the First Reduction Date, (2) there has been no material adverse change in Assignor's financial condition since the Assignment Date, (3) Assignee not having received written notice of a monetary or material non-monetary default under the Lease, which then remains uncured, (4) neither Assignor or Assignee has filed a voluntary petition under the Bankruptcy Code, (5) an involuntary petition has not been filed against Assignor or Assignee under the Bankruptcy Code, and (6) the Lease has not been rejected or deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Assignor or Assignee under the Bankruptcy Code, or the filing of an involuntary petition against Assignor or Assignee under the Bankruptcy Code. Notwithstanding the foregoing, as of the date that is one hundred (100) days following the Release Date, Landlord and Assignor shall take those actions required to cancel the Assignor L-C (or any portion thereof remaining after any draw by Landlord pursuant to the terms of the Assignor L-C) effective as of the Release Date.
9.2.    Assignee's Letter of Credit.
(a)    Delivery of Letter of Credit. Assignee shall cause Morgan Stanley Bank, N.A. (which Landlord and Assignor each hereby approves as a "Bank" under Section 21.1 of the Lease) to deliver to Assignor, within ten (10) days of the Effective Date of this Agreement, a letter of credit (the "Assignee L‑C") that complies in all respects with the requirements of Article 21 of the Lease, in the form of Exhibit A attached hereto, except that the "L-C Amount" shall be equal to Four Million Fifty Thousand and 00/100 Dollars ($4,050,000.00), (ii) Assignor shall be the initial Beneficiary under the Assignee L-C, (iii) the Assignee L-C Amount shall not be reduced on the First Reduction Date, and (iv) Assignor shall have the right to draw down an amount up to the face amount of the Assignee L‑C on a dollar-for-dollar basis to the same extent that Landlord has drawn on the Assignor L-C as a result of Assignee’s failure to perform its obligations required under this Agreement or the Lease. The parties acknowledge and agree that the Assignee L-C shall be held by Assignor as security for the repayment of the amounts paid by Assignor as part of the Assignor Obligations.
(b)    Transfer or Replacement of Letter of Credit to Landlord. On or before January 1, 2021, Assignor shall take all actions required to cause the Assignee L-C to be transferred to Landlord as "Beneficiary" (in which case Assignor shall immediately deliver the original Assignee L-C to Landlord) or (2) a new Assignee L-C to be issued to Landlord as "Beneficiary" (in which case Assignor shall immediately deliver the original Assignee L-C to Assignee), and from and after the date of such transfer, Landlord shall be the "Beneficiary" under such Assignee L-C, and the terms of Article 21 of the Lease shall apply with respect to the Assignee L-C. Without limiting the foregoing, but subject to Section 9.2(a) above, the terms of Section 21.9 of the Lease shall apply with respect to the Assignee L-C, except that as of the Assignment Date, the defined term "Second L-C Reduction

Condition" shall be amended to mean the following: "that Assignee has not received written notice of a monetary or material non-monetary default under the Lease, which then remains uncured and Assignee is then occupying the Premises for the conduct of its business, and that Assignee has been "cash flow positive," on a trailing twelve (12) month "Adjusted EBITDA" (i.e., after excluding from Net Income or Loss (i) other income (expense), net, (ii) stock-based compensation expense, (iii) depreciation and amortization, and (iv) income tax expense where applicable) basis during the twelve (12) month period ending on the last day of Assignee's most recently completed fiscal quarter ending prior to the measurement date." The parties acknowledge and agree that, after the date of transfer of the Assignee L-C to Landlord as "Beneficiary" or the issuance of a new Assignee L-C to Landlord as "Beneficiary" as described above and the return of the Assignor L-C to Assignor, the Assignee L-C shall be held by Landlord as the sole security for the faithful performance by Assignee of all of the terms and conditions of the Lease and all of the obligations of Tenant under the Lease and the Assignor L-C shall be immediately released by Landlord and delivered to Assignor.
(c)    Drawing on Assignee L-C.  Assignee agrees that Assignor shall have the right to draw down an amount up to the face amount of the Assignee L C on a dollar-for-dollar basis to the same extent that Landlord has drawn on the Assignor L-C as a result of Assignee's failure to perform its obligations required under this Agreement or the Lease.
10.    Tenant Improvements.
10.1.    Tenant Improvement Allowance. Effective as of the Assignment Date, notwithstanding any provision to the contrary set forth in the Lease: (i) the Tenant Improvement Allowance (as that term is defined in the Tenant Work Letter attached to the Lease as Exhibit B) is reduced to a total of $15,314,604.03, (ii) the final sentence of Section 2.1 of Exhibit B attached to the Lease is hereby deleted in its entirety, and (iii) the phrase "within six months following the Lease Commencement Date" in the final sentence of Section 2.2.2.3 of Exhibit B attached to the Lease is hereby deleted and replaced with the phrase "by July 1, 2021".
10.2.    Existing Plans, Permits and Fees. Assignee shall have the right to and benefit of Assignor's existing plans, permits and any fees that have been paid to the City of San Jose to the extent any or all of the foregoing are transferable. To the extent Assignee desires to have an assignment of existing plans, permits and other paid fees, Assignee shall provide written notice to Assignor and Assignor hereby agrees that upon such written notice, Assignor shall reasonably cooperate with Assignee in connection with such assignment and to use commercially reasonable efforts to obtain any third party consents that may be required, all at Assignee's sole cost and expense.
11.    Renewal Option.
Pursuant to the terms of the Lease, the option to extend the Lease Term as set forth in Article 2 of the Lease is personal to Assignor and is not transferable to Assignee. Notwithstanding the terms of the Lease, Assignee and its Permitted Transferee Assignees shall have the benefit of such option to extend.

12.    Right of First Offer.
The right of first offer in Section 1.2 of the Lease is personal to Assignor and is not transferable to Assignee and, accordingly, is hereby deleted from the Lease.
13.    Signage.
Pursuant to the terms of the Lease, certain signage rights are personal to Assignor and are not transferable to Assignee. Notwithstanding the terms of the Lease, Assignee and its Permitted Transferee Assignees shall have the benefit of all signage rights granted to Assignor pursuant to the Lease. Within thirty (30) days following the Effective Date, Assignor, at Assignor's sole cost, shall remove any signage at the Project that depicts Assignor's name and/or logo, and repair any damage caused by such removal.
14.    Other Amendments to Lease. The Lease shall be amended as follows, on the applicable effective date set forth below, with the understanding that none of the agreements contained in this Section 14 will increase or expand the obligations, responsibilities or liabilities of Assignor under the Lease or this Agreement.
14.1.    Management Fee. Effective as of January 1, 2021, any management fee shall be excluded from Operating Expenses, to the extent such fee for the management of the Project exceeds two percent (2%) of the sum of Tenant's annual Base Rent obligations fully grossed up and adjusted to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent, as contrasted with free rent, half-rent and the like (the "Management Fee Cap") (though the amount of any management fee that does not exceed the Management Fee Cap shall be included in Operating Expenses).
14.2.    Appealable Tax Expenses. Effective as of January 1, 2021, so long as Tenant is leasing the entire initial Premises, Tenant may request from Landlord whether or not Landlord intends to file an appeal of any portion of Tax Expenses which are appealable by Landlord (the "Appealable Tax Expenses") for any tax fiscal year. Landlord shall deliver written notice to Tenant within ten (10) days after such request indicating whether Landlord intends to file an appeal of Appealable Tax Expenses for such tax fiscal year. If Landlord indicates that Landlord will not file an appeal of such Tax Expenses, then Tenant may provide Landlord with written notice ("Appeals Notice") at least thirty (30) days prior to the final date in which an appeal must be filed, requesting that Landlord file an appeal. Upon receipt of the Appeals Notice, but subject to the terms and conditions of this Section 14.2 below, Landlord shall promptly file such appeal and thereafter Landlord shall diligently prosecute such appeal to completion. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the Tax Expenses for the tax fiscal year in question as compared to the original bill received for such tax fiscal year and such reduction is greater than the costs for such appeal, then the costs for such appeal shall be included in Tax Expenses and passed through to the tenants of the Building when funds are actually received. Alternatively, if the appeal does not result in a reduction of Tax Expenses for such tax fiscal year or if the reduction of Tax Expenses is less than the costs of the appeal, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord which are not covered by the reduction in connection with such appeal. Tenant's failure to timely deliver an Appeals Notice shall waive Tenant's rights to request an appeal of the applicable Tax Expenses for such tax fiscal year. In addition, Tenant's obligations to reimburse Landlord for the costs of the appeal pursuant to this Section shall survive the expiration or earlier termination of the Lease, as amended, in the event the appeal is not concluded until after the expiration or earlier termination of the Lease, as amended. Upon request, Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.
14.3.    Prohibited Uses. As of the Assignment Date, the phrase "; or (vi) communications firms such as radio and/or television stations" in the first sentence of Section 5.2 of the Lease is hereby deleted.
14.4.    Base Rent. Commencing as of January 1, 2021, Tenant shall pay Base Rent in the amounts set forth below, and otherwise in accordance with the terms of the Lease. The difference between the amounts set forth below and the amounts originally set forth in the Lease for the corresponding time periods is the "Base Rent Increase".

Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per RSF
January 1, 2021 – December 31, 2021	$7,450,130.40	$620,844.20	$3.82
January 1, 2022 – December 31, 2022	$7,673,634.36	$639,469.53	$3.93
January 1, 2023 – December 31, 2023	$7,903,843.44	$658,653.62	$4.05
January 1, 2024 – December 31, 2024	$8,140,958.76	$678,413.23	$4.17
January 1, 2025 – December 31, 2025	$8,385,187.56	$698,765.63	$4.30
January 1, 2026 – December 31, 2026	$8,636,743.20	$719,728.60	$4.43
January 1, 2027 – December 31, 2027	$8,895,845.52	$741,320.46	$4.56
January 1, 2028 – December 31, 2028	$9,162,720.84	$763,560.07	$4.70
January 1, 2029 – December 31, 2029	$9,437,602.44	$786,466.87	$4.84
14.5.    Shuttle Service. Subject to the provisions of this Section 14.5, Landlord shall provide and continuously operate (or cause a third party to operate) throughout the Lease Term a shuttle service (the "Shuttle Service") at the Project providing services to the nearest CalTrain station to Tenant's employees ("Shuttle Service Riders"). Tenant shall have the right to consult with Landlord on the number and size of shuttles, frequency, hours of use, routes and location of the drop-off and pick-up areas for the Shuttle Service, and Landlord shall implement any reasonable recommendations of Tenant. The use of the Shuttle Service shall be subject to the reasonable rules and regulations established from time to time by Landlord and/or the operator of the Shuttle Service. Landlord and Tenant acknowledge that the use of the Shuttle Service by the Shuttle Service Riders shall be at their own risk and that the terms and provisions of Section 10.1 of the Lease shall apply to Tenant and the Shuttle Service Rider's use of the Shuttle Service. The costs of operating, maintaining and repairing the Shuttle Service shall be included as part of Operating Expenses and no separate fees will be charged to the users of the Shuttle Service.
14.6.    Rooftop and Riser Rights. The following is hereby added to the Lease as a new Article 22, which Article 22 shall be entitled "Rooftop and Riser Rights":
"22.1    Telecommunications Equipment. At any time during the Lease Term, subject to the terms of this Lease, Tenant may, (i) install, at Tenant's sole cost and expense, two (2) communications dishes of up to 24" in diameter, or one (1) communications antenna or comparable communications equipment upon the roof of the Building not to exceed 48" in height, (ii) use the Building telecommunications rooms and risers to install (A) two (2) two inch (2") diameter ridged metal conduits from the Building MPOE to the Premises, and (B) one (1) two inch (2") conduit from the Premises to the roof for connection of Tenant's rooftop equipment to the Premises (all such equipment, installations and connections, collectively, the "Telecommunications Equipment"). The use of such areas of the Building for the installation of the Telecommunications Equipment shall be for the sole use of Tenant in connection with its business in the Premises, and shall be without the payment of any additional Base Rent or Direct Expenses with respect thereto. The physical appearance and all specifications of the Telecommunications Equipment shall be subject to Landlord's reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Landlord (subject to Tenant's reasonable approval), and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant's sole cost and expense, as reasonably designated by Landlord. Tenant shall be responsible, at Tenant's sole cost and expense, for (i) obtaining all permits or other governmental approvals required in connection with the Telecommunications Equipment (including, without limitation, approval by the Federal Aviation Administration), (ii) installing, repairing and maintaining and causing the Telecommunications Equipment to comply with all Applicable Laws, and (iii) prior to the expiration or earlier termination of this Lease, removal of the Telecommunications Equipment and all associated wiring, and the restoration of all affected areas of the Building to the condition existing prior to the installation thereof, including restoration of any roof penetrations. The Telecommunications Equipment shall constitute Specialty Improvements for purposes of Section 8.5 of this Lease.

22.2     In no event shall Tenant permit the Telecommunications Equipment to interfere with the systems of any building in the Project or the Project or any other communications equipment at or servicing any building in the Project or the Project. Except to the extent arising from or out of the negligence or willful misconduct of any of the Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause related to Tenant's installation, use, repair or maintenance or any other matter relating to or in connection with the Telecommunications Equipment. In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof. Landlord agrees that it shall not install, and shall prohibit the installation and/or operation by any other party of, any microwave dishes/earth satellite disks, whip antennae, other communications devices, towers and/or other structures on the roof of the Building which would interfere with Tenant's use of the Telecommunications Equipment."
14.7.    Generator. The generator providing emergency power service to the Building systems, even if replaced by Tenant with a new, larger capacity generator, is part of the "Building Systems".
(a)    Commissions.
Assignor shall be responsible for broker commissions due and owing to Assignee's broker, Newmark Knight Frank and to Assignor's broker, JLL (collectively, the "Brokers"); provided, however, the commission to be paid to Newmark Knight Frank as Assignee's broker shall be in the amount of $1,981,163.44 (i.e., $1.25 per square foot per year for the remaining term of the Lease, and Assignor shall have no responsibility with respect to any other broker commissions due and owing in connection with this Assignment, including, without limitation, any amounts to Collier's International, a brokerage firm previously engaged by Assignee. Such commissions shall be due and payable on May 1, 2021. Assignor and Assignee each hereby agrees to protect, defend, indemnify and hold the other harmless from all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit and attorneys' fees) arising from or in connection with claims for broker commissions due and owing from or related to this Agreement, other than as described above to the Brokers.
15.    Confidentiality.
Assignor, Assignee and Landlord agree that the terms and conditions contained in this Agreement will remain confidential between the parties to this Agreement, as well as to their financial and legal advisors and other retained professionals. Except as and to the extent required by law or court order, without the prior written consent of the other parties, each party shall not, and shall cause its advisors and retained professionals to not, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of, a possible transaction between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Agreement. Notwithstanding the foregoing, to the extent Landlord (or any Landlord Party), Assignor and/or Assignee is a publicly traded corporation, such party may be obligated to regularly provide financial information concerning Landlord, Assignor or Assignee and/or its respective affiliates to the shareholders of its affiliates, to the Federal Securities and Exchange Commission and other regulatory agencies, and to auditors and underwriters, which information may include, without limitation, summaries of financial information concerning leases, rents, costs and results of operations of its business, including any financial obligations set forth in the Lease or in this Agreement, and such required disclosures shall be permitted pursuant to the terms of this Section 16. This provision shall survive the Assignment Date.
16.    Subordination, Nondisturbance and Attornment.
Assignee and Assignor acknowledge and agree that Article 18 of the Lease provides parameters around the delivery of any SNDA from any lender relative to the Premises. Landlord agrees to endeavor to obtain an SNDA from Landlord's current lender. Assignee acknowledges that Assignor has no responsibility to deliver an SNDA to Assignee as Assignor has no privity of contract with Landlord's lender. Assignee acknowledges that Assignor has provided Assignee with a copy of the SNDA that has been delivered to Assignor in connection with the Lease. Such SNDA, if obtained, will be in the form and with content as required by the Lease and Landlord's lender. Assignee agrees that the delivery of an SNDA is not a condition to this Agreement.
17.    Further Assurances.
Each party hereto shall execute, acknowledge and deliver to each other party hereto all documents, and shall take all actions, reasonably required by such other parties from time to time to confirm or effect the matters set forth herein, or otherwise to carry out the purposes of this Agreement.
18.    Attorneys' Fees.
In the event that any litigation shall be commenced concerning this Agreement by any party hereto, the party prevailing in such matter shall be entitled to recover, in addition to such other relief as may be granted, its reasonable costs and expenses, including without limitation attorneys' fees and court costs, whether or not taxable, as awarded by a court of competent jurisdiction.
19.    Notices.
All notices, demands, approvals and other communications provided for in this Agreement shall be in writing and be delivered to the appropriate party at its address as follows:

If to Assignor:	8X8, INC.,
2125 O'Nel Drive

San Jose, CA 95131
Attention: Terry Pashoian
With a copy to:        Pillsbury Winthrop Shaw Pittman LLP
725 South Figueroa Street
Suite 2800
Los Angeles, California 90017
Attention: James M. Rishwain, Jr.
If to Assignee:            Roku, Inc.
150 Winchester Circle
Los Gatos, California 95032
Attn: Director of Real Estate
With a copy to:        Roku, Inc.,
150 Winchester Circle
Los Gatos, California 95032
Attn: General Counsel
If to Landlord:            CAP Phase 1, LLC
c/o Hunter Properties Inc.
10121 Miller Avenue, Suite 200
Cupertino, California 95014-3469
Attention: Deke Hunter and Sherri Prieb
With a copy to:        Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars
Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.
Addresses for notice may be changed from time to time by written notice to all other parties. All communications shall be effective when actually received; provided, however, that nonreceipt of any communication as the result of a change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. From and after the Effective Date of this Agreement and prior to the Release Date, Landlord agrees that all notices to be delivered to the "Tenant" under the Lease shall be delivered concurrently to both Assignee and Assignor at the addresses therefor set forth above in this Section 20.
20.    No Third Parties Benefited.
This Agreement is made for the purpose of setting forth certain rights and obligations of Assignee, Assignor and Landlord, and no other person shall have any rights hereunder or by reason hereof as a third party beneficiary or otherwise.
21.    Miscellaneous.

This Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto. This Agreement may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof. Assignor, Assignee and Landlord agree that electronic signatures, including those delivered by PDF or signed through the electronic signature system known as "DocuSign", shall have the same effect as originals. All parties to this Agreement waive any and all rights to object to the enforceability of this Agreement based on the form or delivery of signature. No provision of this Agreement that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable. Time is of the essence of this Agreement. This Agreement shall be governed by the laws of the State of California.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
ASSIGNOR:
8X8, INC.,
a Delaware corporation
By:    /s/ Steven Gatoff
Name:    Steven Gatoff
Its:    CFO
ASSIGNEE:
Roku, Inc.,
a Delaware corporation
By:    /s/ Steve Louden
Name:    Steve Louden
Its:    Chief Financial Officer
LANDLORD:
CAP Phase 1, LLC,
a Delaware limited liability company
By:    Coleman Airport Partners, LLC,
a California limited liability company
Its:    Sole Member
By:     HS Airport, LLC,
a California limited liability company
Its:     Manager
By:    /s/ Derek K. Hunter, Jr.
Name:     Derek K. Hunter, Jr.
Its:    Member
By:    /s/ Edward D. Storm
Name:    Edward D. Storm
Its:    Member

EXHIBIT A
MORGAN STANLEY FORM OF LETTER OF CREDIT

Irrevocable Stand-by Letter of Credit
[Issue Date]
ISSUING BANK
Morgan Stanley Bank, N.A.
1300 Thames Street
Thames Street Wharf
4th Floor
Baltimore, MD 21231
Attention: Letter of Credit Department
Telephone: (443) 627-4555
Fax: (212) 507-5010
BENEFICIARY
8x8 Inc.
2125 O’Nel Drive
San Jose, CA 95131
Attention: Terry Pashoian

Date of Expiration: April 15, 2022, as such date may be extended pursuant to the terms hereof.
REF: IRREVOCABLE STANDBY LETTER OF CREDIT NO. (REF. NO. [___________])
This Irrevocable Standby Letter of Credit (the “Letter of Credit”) is hereby issued in favor of [8x8 INC,. a Delaware corporation, with business address of 2125 O’Nel Drive San Jose, California 95131 (hereinafter called “you” or the “Beneficiary”) for the account of ROKU, INC. with a business address of 150 Winchester Circle, Los Gatos, CA 95032 (hereinafter called the “Applicant”), for an amount not to exceed in the aggregated USD FOUR MILLION FIFTY THOUSAND AND NO/00 DOLLARS ($4,050,000.00) (the “Stated Amount”). This Letter of Credit is effective immediately and will expire on [one year from date of issuance], as such date may be extended pursuant to the terms hereof (the “Expiration Date”).
We hereby engage with you that demands for payment made by presentation of the following documents(s):

(a)    Demand for payment of an amount available under this Letter of Credit in the form of Attachment A completed and signed by Beneficiary and
(b) this Letter of Credit (including any amendments), which, in the event of a partial drawing, will be returned to you following our notation thereon of the amount of such partial drawing.
We hereby agree with you that drafts presented under and in compliance with the terms of this Letter of Credit will be duly honored if received by us on a Business Day at or before 3:00 p.m., New York City time, on or before the Expiration Date specified above, at the address specified above, by physical, overnight delivery, or facsimile (followed by delivery of the original Letter of Credit by physical or overnight delivery). If a demand for payment is made by you hereunder at or prior to 12:00 noon, New York City time, on a Business Day, and provided that such demand for payment and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to you of the amount demanded, on the third (3rd) Business Day following the date of receipt of such demand for payment; and if a demand is made by you hereunder after 12:00 noon, New York City time, on a Business Day, and provided that such terms and conditions hereof, payment shall be made to you of the amount demanded, on the fourth (4th) Business Day following the date of receipt of such demand for payment. As used herein, the term “Business Day” means a day on which we are open in the State of Maryland to conduct our letter of credit business and on which banks are not authorized or required by law or executive order to close in the state of New York. Notwithstanding any provision to the contrary in ISP 98 (as hereinafter defined), if the Date of Expiration is not a Business Day then such date shall be automatically extended to the next succeeding date that is a Business Day.
Payment under this Letter of Credit shall be made in immediately available funds by wire transfer to such account as may be designated by Beneficiary in the applicable drawing request and accompanying payment instructions. By paying to you or your account an amount demanded we make no representation as to the correctness of the amount demanded or the purpose therefore.
Partial payments shall be permitted, with the amount of this Standby Letter of Credit being reduced, without amendment, by the amount(s) drawn. The maximum amount available under this Letter of Credit shall be reduced automatically to the extent of Issuer’s honor of any partial demand for payment.
The Expiration Date of this Letter of Credit will be automatically extended without amendment for a period of one year from the Expiration Date, or any future Expiration Date, unless at least 60 days prior to the then current Expiration Date we send notice to Beneficiary by overnight courier at Beneficiary’s address shown above, unless a change of address is otherwise notified by you to us in writing by receipted mail or courier, that we elect not to extend the Expiration Date of this Letter of Credit for any such additional period. Upon such notice to you, you may draw at any time prior to the then current Expiration Date up to the full amount then available.
Upon the earlier to occur of (a) payment to you or to your account of the entire Stated Amount pursuant to your demand and (b) the expiration of this Letter of Credit, we shall be fully discharged of our obligations to you.

We may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
All banking charges are for the applicant's account.
Beneficiary’s rights to demand payment under this Letter of Credit may be transferred by Beneficiary by presentation of this Letter of Credit (including any amendments) to us at the place, in the medium, and within the time permitted for presentation of documents to us demanding payment, together with a demand in the form of Attachment B completed and signed by Beneficiary if presented. Following our request, the proposed transferee shall provide documentary and other evidence of the transferee’s identity as it may be reasonably necessary to enable us to verify the transferee’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. The transferee shall thereafter become the Beneficiary and the sole permitted signer of any demands for payment under this Letter of Credit, and its name and address and bank account for payment by wire transfer of funds shall be substituted for that of the transferor. All proposed transfers are subject to compliance with U.S. Treasury and U.S. Department of Commerce regulations and compliance with other applicable governmental laws, rules and regulations, including, without limitation, any that prohibit or limit us from conducting business with the proposed transferee.
This Letter of Credit sets forth in full terms of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document or instrument referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, and any such reference shall not be deemed to incorporate herein by reference and document or instrument.
All inquiries regarding this Letter of Credit and all correspondence and requests for drawings under this Letter of Credit should be directed to the Letter of Credit Department at the phone number or address referenced above, as applicable.
If this Letter of Credit is lost, stolen, mutilated, or destroyed, we will issue a replacement of this Letter of Credit on the same terms as this Letter of Credit. Morgan Stanley Bank, N.A. (“Issuing Bank”) will require a lost affidavit to be completed, executed and notarized by both Beneficiary and Applicant in order to replace a lost, stolen, mutilated or destroyed original Letter of Credit and any or all amendments.
To the extent not inconsistent with the express terms hereof, this Letter of Credit is subject to the International Standby Practices, International Chamber of Commerce Publication No. 590 (the “ISP 98”). This Letter of Credit shall be governed by the law of the State of New York and shall, as to matters not governed by ISP 98, be governed by and construed in accordance with the law of such State without regard to any conflicts of law provisions. In the event of any conflict between the laws of the State of New York and the provisions of ISP 98, the provisions of ISP 98 shall control.
Yours faithfully,
MORGAN STANLEY BANK, N.A.

By: ____________________________
Name: _________________________
Title: __________________________

ATTACHMENT A (Demand for Sight Payment)

________________, _____
ISSUING BANK
Morgan Stanley Bank, N.A.
1300 Thames Street
Thames Street Wharf 4th Floor
Baltimore, MD 21231
Telephone: (801) 236-3655
Fax: (212) 507-5010
Attention: Letter of Credit Department

Re:	Morgan Stanley Bank, N.A. Irrevocable Standby Letter of Credit No. (Ref. No. [___________]) (“Letter of Credit”)
The undersigned Beneficiary demands payment of U.S. ___________________ AND NO/100 U.S. DOLLARS ($____________.00) under the Letter of Credit.
Beneficiary represents, warrants, certifies and promises that:
Beneficiary is entitled in accordance with the terms and conditions of that certain
Assignment And Assumption Of Lease, Landlord's Consent And First Amendment Of Lease dated as of April 29, 2019
(as amended, the “Agreement”) to draw the amount requested hereunder, in accordance with the terms of such Agreement, and such amount remains unpaid at the time of this drawing.
Payment should be made to the account and pursuant to the wire transfer instructions attached hereto.
This demand is made as of the date hereof.
Yours faithfully,

8x8, Inc.,
a Delaware corporation

By: ____________________________
Name: _________________________
Title: __________________________

Attachments: Beneficiary’s Wiring Instructions need to attach wiring instructions

ATTACHMENT B (Demand for Transfer)

________________, _____
ISSUING BANK
Morgan Stanley Bank, N.A.
1300 Thames Street
Thames Street Wharf
4th Floor
Baltimore, MD 21231
Telephone: (443) 627-4555
Fax: (212) 507-5010
Attention: Letter of Credit Department

Re:	Morgan Stanley Bank, N.A. Irrevocable Standby Letter Of Credit No. (Ref. No. [___________]) (“Letter of Credit”)
The undersigned Beneficiary demands transfer of the rights to demand further payment under the Letter of Credit to the following person at the following address:

and with the following bank account for payment by wire transfer of funds to that person (showing name and address of that person’s bank and name and number of that person’s account):

Beneficiary states that the name of the above-identified transferee is the full and correct legal name of such person.
Beneficiary states that the above-identified person is the transferee, from and after the effective date shown below, of all of Beneficiary’s rights that are supported by the Letter of Credit and Beneficiary’s related obligations under that certain Lease, between Applicant and Beneficiary.

Beneficiary further states that there is no outstanding demand or request for payment or other transfer under the Letter of Credit. Beneficiary agrees to make no such demand while this demand for transfer is outstanding, provided, however, that you agree to notify the undersigned Beneficiary in writing on or before the proposed effective date of the transfer of the completion, whereupon transferee shall again have the right to demand payments under the Letter of Credit in accordance with the terms thereof.
Enclosed is the Letter of Credit (including all amendments). Please effectuate the demanded transfer as of the following effective date: _______________________________ (which effective date is not less than ten Business Days after the date of this demand for transfer). Please do so by marking and delivering the Letter of Credit or by delivering a replacement to the above-identified person as the transferee beneficiary and by notifying the undersigned thereof.
This demand and statement are made as of the date hereof.
Yours faithfully,
[8x8]

By: ____________________________
Name: _________________________
Title: __________________________